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Exhibit 4.3

REGISTRATION RIGHTS AGREEMENT

        REGISTRATION RIGHTS AGREEMENT (as amended from time to time, this "Agreement"), dated as of [    ], 2005, by and between CF Industries Holdings, Inc., a Delaware corporation (the "Company") on the one hand, and each of the stockholders listed on the signature pages to this Agreement (each individually a "Stockholder" and, collectively, the "Stockholders") on the other hand.

W I T N E S S E T H

        WHEREAS, the parties hereto wish to enter into this Registration Rights Agreement to memorialize their agreement regarding registration rights with respect to the Company.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

        1.1    Definitions.    The following terms when used in this Agreement shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

        "Affiliate" of any Person means any other Person which directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlling," "controlled by" and "under common control with") as used with respect to any Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

        "Agreement" shall have the meaning provided in the Introduction.

        "Board" shall mean the Board of Directors of the Company.

        "Commission" shall mean the Securities and Exchange Commission.

        "Common Stock" shall mean the common stock, par value $.01 per share of the Company.

        "Company" shall have the meaning provided in the Introduction.

        "Demand Registration" shall have the meaning provided in Section 2.1.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Holder" means any Stockholder that holds Registrable Securities and any transferees of such Registrable Securities provided that such transfer is made in accordance with the terms of this Agreement; provided, however, that such Stockholder or transferee, as the case may be, holds Registrable Securities representing not less than 5% of the then outstanding Common Stock. For purposes of this Agreement, the Company may deem and treat the registered holder of Registrable Securities as the Holder and absolute owner thereof, and the Company shall not be affected by any notice to the contrary.

        "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of [    ], 2005, by and among the Company, CF Merger Corp., and CF Industries, Inc.

        "Person" shall mean any natural person, corporation, firm, limited liability company, partnership, association, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

        "Piggyback Registration" shall have the meaning provided in Section 3.1.

        "Prospectus" shall mean the prospectus included in any registration statement, as amended or supplemented by any prospectus supplement with respect of the terms of the offering of any security of the Company covered by such registration statement and all other amendments or supplements to the prospectus, including post effective amendments, and all material incorporated, or deemed to be incorporated, by reference in such prospectus.

        "Registrable Securities" shall mean any shares of Common Stock issued to a Stockholder pursuant to the Merger Agreement and any equity securities of the Company issued or issuable with respect to any such

Common Stock by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, except, in the case of any such securities issued with respect to Common Stock, for any such securities that are not "restricted securities," as such term is defined in Rule 144(a) under the Securities Act. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (a) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (b) they shall have been distributed to the public pursuant to Rule 144 (or any successor provision) under the Securities Act, (c) they shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent disposition of them shall not require registration or qualification of them under the Securities Act or any similar state law then in force, (d) they become eligible for resale pursuant to Rule 144(k) (or any successor provision) under the Securities Act, or (e) they shall have ceased to be outstanding.

        "Registration" shall have the meaning provided in Section 2.1.

        "Registration Expenses" shall have the meaning provided in Section 6.1.

        "Restricted Period" means the one-year "Restricted Period" set forth in those certain Lock-Up Agreements, dated as of [    ], 2005, executed and delivered by the Stockholders in connection with the initial public offering of the Company's common stock, as such one-year period may be extended in accordance with the terms of such Lock-Up Agreements.

        "Rule 144" shall mean Rule 144 promulgated under the Securities Act.

        "Securities Act" shall mean the Securities Act of 1933, as amended.

ARTICLE II

DEMAND REGISTRATIONS

        2.1    Requests for Registration.    Subject to the terms and conditions hereof, at any time after the expiration of the Restricted Period, if any Holder or Holders who hold not less than 25% of the then outstanding Registrable Securities request in writing registration under the Securities Act of any of its or their Registrable Securities (a "Registration"), which request specifies the approximate number of Registrable Securities requested to be registered, then within ten (10) days after receipt of any such request, the Company shall give written notice of such requested Registration to all other Holders and shall include in the Registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 15 days after the date of mailing of the Company's notice. The Registration requested pursuant to this Section 2.1 is referred to herein as a "Demand Registration".

        2.2    Registration.    Holders shall be entitled to not more than two (2) Demand Registrations, in the aggregate. Subject to the limitations set forth in this Section 2.2 and in Section 2.4, no more than one Demand Registration may be requested in any six-month period. The Company shall pay all Registration Expenses in connection with each Demand Registration. No request for a Demand Registration shall be permitted unless the Registrable Securities sought to be included in such Demand Registration have an expected market value of at least $25 million. A Registration shall not count as a Demand Registration until it has become effective, and any Registration shall not count as a Demand Registration unless the initiating Holder or Holders and other Holders are able to register and sell at least 50% of the Registrable Securities requested to be included in such Registration.

        2.3    Priority on Demand Registrations.    If a Demand Registration is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities and other securities requested to be included in such offering, exceeds the number of Registrable Securities and other securities, if any, which can be sold in an orderly manner in such offering and/or that the number of shares of Registrable Securities proposed to be included in such offering would adversely affect the price per share of the Common Stock, the Company shall include in the Registration, prior to the inclusion of any securities which are not Registrable Securities, the number of Registrable Securities requested to be included which, in the opinion of the underwriters, can be so sold, pro rata (or as may have otherwise been agreed among the Holders of Registrable Securities to be included in such Registration) among the respective Holders thereof on the basis of the amount of Registrable Securities requested to be registered by each such Holder; provided that if the number of Registrable Securities to be included in the Registration is less than 75% of the number requested to be so included, the Holders of Registrable Securities covered by such Demand Registration shall be entitled to withdraw such request, upon the affirmative vote of Holders holding at least 66% of such Registrable Securities, and, if such request is withdrawn, the Demand Registration shall not count as a permitted Demand Registration hereunder, and the Company shall pay all Registration Expenses in connection with the withdrawn Registration. Any Persons who participate in Demand Registrations not at the Company's expense must pay their share of the Registration Expenses as provided in Article VI.

        2.4    Restrictions on Registrations.    The Company shall not be obligated to effect any Demand Registration within six months after the effective date of a Registration demanded by the holders of registration rights under a Registration in which the Holders were given Piggyback Rights pursuant to Article III. The Company may, not more than twice in any 12-month period, postpone for up to 90 days the filing or the effectiveness of a registration statement for a Demand Registration if the Board determines in good faith that (i) such postponement is necessary in order to avoid premature disclosure of a matter the Board has determined would not be in the best interest of the Company to be disclosed at such time or (ii) the Demand Registration would materially and adversely impact the Company; provided, that in such event, the Holders of Registrable Securities covered by the Demand Registration shall be entitled, upon the affirmative vote of holders holding at least 66% of such Registrable Securities, to withdraw such request and, if such request is withdrawn, the Demand Registration shall not count as a permitted Demand Registration hereunder, and the Company shall pay all Registration Expenses in connection with the withdrawn Registration; provided further, that upon the election of the Company and upon notice to the Holders of Registrable Securities to be included in such Registration, one such postponement may be extended to not more than 120 days at the sole discretion of the Company.

        2.5    Selection of Underwriters.    In connection with a Demand Registration, the Company shall select the investment banker(s) and manager(s) to administer the offering.

ARTICLE III

PIGGYBACK REGISTRATIONS

        3.1    Right to Piggyback.    Subject to the terms and conditions hereof, at any time after the Restricted Period whenever the Company proposes to register (including for this purpose a Registration effected by the Company for shareholders other than Holders) any of its securities under the Securities Act (other than (i) a Registration under Article II hereof, (ii) a Registration of securities solely relating to an offering and sale pursuant to any employee stock plan or other employee benefit plan arrangement, including any registration on Form S-8 (or any successor form thereto) or (iii) a Registration of securities issued in an acquisition or business combination including any Registration on Form S-4 (or any successor form thereto)) (a "Piggyback Registration"), the Company shall give at least 20 days' written notice to all Holders of the Company's intention to effect such a Registration and shall include in the Registration, subject to any agreement among the Holders to be included in such Registration, all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 10 days after the receipt of the Company's notice.

        3.2    Piggyback Expenses.    The Registration Expenses of the Holders shall be paid by the Company in all Piggyback Registrations.

        3.3    Priority on Primary Registrations.    If a Piggyback Registration is an underwritten primary Registration on behalf of the Company and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such Registration exceeds the number which can be sold in an orderly manner in such offering and/or that the number of securities proposed to be included in such offering would adversely affect the price per share of the Common Stock, the Company shall include in the Registration (i) first, the securities the Company proposes to sell, and (ii) second, the Registrable Securities requested to be included in the Registration pro rata among the Holders on the basis of the number of shares proposed to be registered by each or as such holders may otherwise agree, and (iii) third, other securities requested to be included in the Registration pro rata among the holders of such other securities on the basis of the number of shares requested to be registered by each such holder or as such holders may otherwise agree.

        3.4    Priority on Secondary Registrations.    If a Piggyback Registration is an underwritten secondary Registration on behalf of holders of the Company's securities other than Registrable Securities and the managing underwriters advise the Company in writing that, in their opinion, the number of securities requested to be included in the Registration exceeds the number which can be sold in an orderly manner in such offering and/or that the number of securities proposed to be included in such offering would adversely affect the price per share of the Common Stock, the Company shall include in the Registration (i) first, the securities requested to be included therein by the holders requesting such Registration pro rata among the holders of such other securities on the basis of the number of shares requested to be registered by each such holder or as such holders may otherwise agree, (ii) second, the Registrable Securities requested to be included in such Registration pro rata among the Holders on the basis of the number of shares proposed to be registered by each or as such Holders may otherwise agree, and (iii) third, other securities requested to be included in the Registration pro rata among the holders of such other securities on the basis of the number of shares requested to be registered by each such holder or as such holders may otherwise agree.

        3.5    Selection of Underwriters.    If any Piggyback Registration is an underwritten offering, the Company shall select the investment banker(s) and manager(s) to administer the offering.

ARTICLE IV

LOCK UP AGREEMENTS

        4.1    General.    Each Holder agrees not to effect any sale, distribution or other transfer (including sales pursuant to Rule 144) of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, during a period of up to 180 days (as may be requested by the Company and the managing underwriters) following any underwritten, registered public offering of Common Stock, beginning on the effective date of such underwritten, registered offering (except for sales of such securities as part of such underwritten, registered offering) whether or not the Holder sold shares in such offering, unless the managing underwriters otherwise agree.

ARTICLE V

REGISTRATION PROCEDURES

        5.1    Registration Procedures.    Whenever the Holders have requested that any Registrable Securities be registered pursuant to this Agreement, the Company shall use its best efforts to effect the Registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as expeditiously as possible:

          (a)   Prepare and, in the case of a Demand Registration, no later than 60 days after a request for a Demand Registration, file with the Commission a registration statement with respect to such Registrable Securities and use its best efforts to cause the registration statement to become effective and remain effective until the earlier of (i) the date when all Registrable Securities covered by the registration statement have been sold, or (ii) 120 days from the effective date of the registration statement; provided, that before filing a registration statement or Prospectus or any amendments or supplements thereto, furnish to the Holders of Registrable Securities covered by such registration statement and the underwriter or underwriters, if any, copies of all such documents proposed to be filed, including documents incorporated by reference in the Prospectus and, if requested by such Holders, the exhibits incorporated by reference, and such Holders shall have the opportunity to object to any information pertaining to such Holders that is contained therein and the Company will make the corrections reasonably requested by such Holders with respect to such information prior to filing any registration statement or amendment thereto or any Prospectus or any supplement thereto; provided further, that the period for the preparation and filing of a Demand Registration shall be 120 days if a request for a Demand Registration is made in the first 45 days of any year;

          (b)   Prepare and file with the Commission such amendments and supplements to the registration statement and the Prospectus used in connection therewith as may be necessary to keep the registration statement effective for the period referred to in Section 5.1(a) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the registration statement during such period in accordance with the intended methods of disposition by the sellers thereof as set forth in the registration statement;

          (c)   Furnish to each seller of Registrable Securities such number of copies of the registration statement, each amendment and supplement thereto, the Prospectus included in the registration statement (including each preliminary prospectus) and such other documents as such Holder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holder;

          (d)   Use commercially reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any Holder thereof reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such Holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Holder; provided, however, provided, that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph (d), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction;

          (e)   Notify each such Holder, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such Holder, the Company shall prepare a supplement or amendment to the Prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus shall not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading;

          (f)    Promptly notify each seller of Registrable Securities and the underwriter or underwriters, if any: (i) when the registration statement, any pre-effective amendment, the Prospectus or any Prospectus supplement or post-effective amendment to the registration statement has been filed and, with respect to the registration statement or any post-effective amendment, when the same has become effective, (ii) of any written request by the Commission for amendments or supplements to the registration statement or Prospectus, (iii) of the notification to the Company by the Commission of its initiation of any proceeding with respect to the issuance by the Commission of any stop order suspending the effectiveness of the registration statement, (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction and (v) of any other material written communication from the Commission relating to the registration statement or the Prospectus.

          (g)   Cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if not so listed, to be listed on the NASD automated quotation system;

          (h)   Provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

          (i)    Make available, for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

          (j)    Make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Company's first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 1l(a) of the Securities Act and Rule 158 thereunder; and

          (k)   If requested, cause to be delivered, immediately prior to the effectiveness of the registration statement (and, in the case of an underwritten offering, at the time of delivery of any Registrable Securities sold pursuant thereto), letters from the Company's independent certified public accountants addressed to each selling Holder (unless such selling Holder does not provide to such accountants the appropriate representation letter required by rules governing the accounting profession) and each underwriter, if any, stating that such accountants are independent public accountants within the meaning of the Securities Act and the applicable rules and regulations adopted by the Commission thereunder, and otherwise in customary form and covering such financial and accounting matters as are customarily covered by letters of the independent certified public accountants delivered in connection with primary or secondary underwritten public offerings, as the case may be;

          (l)    In connection with an underwritten offering, (i) make such representations and warranties to such selling Holders and the underwriters with respect to the Registrable Securities and the registration statement as are customarily made by issuers to underwriters in primary or secondary underwritten offerings, (ii) obtain opinions of counsel to the Company and updates thereof addressed to each selling Holder and the underwriters covering the matters customarily covered in opinions requested in primary or secondary underwritten offerings, and (iii) make available, on a reasonable basis, senior management personnel of the Company to participate in, and cause them to cooperate with the selling Holders or the managing underwriter in any underwritten offering in connection with "road show" and other customary marketing activities, including "one on one" meetings with prospective purchasers of the Registrable Securities to be sold in the underwritten offering.

ARTICLE VI

REGISTRATION EXPENSES

        6.1    In General.    All expenses incident to the Company's performance of or compliance with this Agreement, including without limitation, all Registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters (excluding discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities) and other Persons retained by the Company (all such expenses being herein called "Registration Expenses"), shall be borne by the Company, and the Company shall pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed or on the NASD automated quotation system.

        6.2    Reimbursement by the Company.    In connection with each Registration, the Company shall reimburse the Holders covered by such Registration for the reasonable fees and disbursements of one counsel chosen by the Holders of a majority of the Registrable Securities covered by such Registration.

        6.3    Obligations of the Holders of Securities.    To the extent registration expenses are not required to be paid by the Company, each Holder of securities included in any Registration hereunder shall pay those registration expenses allocable to the registration of such Holder's securities so included, and any registration expenses not so allocable shall be borne by all sellers of securities included in the Registration in proportion to the aggregate selling price of the securities to be so registered.

ARTICLE VII

INDEMNIFICATION

        7.1    In General.    The Company shall indemnify, to the fullest extent permitted by law, each Holder, its officers, directors and Affiliates and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses arising out of or based upon any untrue or alleged untrue statement of material fact contained in any registration statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or any violation or alleged violation by the Company of the Securities Act, the Exchange Act or applicable blue sky laws, except insofar as the same are made in reliance and in conformity with information relating to such Holder furnished in writing to the Company by such Holder expressly for use therein or caused by such Holder's failure to deliver to such Holder's immediate purchaser a copy of the registration statement or Prospectus or any amendments or supplements thereto (if the same was required by applicable law to be so delivered) after the Company has furnished such Holder with a sufficient number of copies of the same. In connection with an underwritten offering, the Company shall indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Holders.

        7.2    Information from the Holders.    In connection with any registration statement in which a Holder is participating, each such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or Prospectus and, shall indemnify, to the fullest extent permitted by law, the Company, its officers, directors Affiliates, and each Person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses arising out of or based upon any untrue or alleged untrue statement of material fact contained in the registration statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that the same are made in reliance and in conformity with information relating to such Holder furnished in writing to the Company by such Holder expressly for use therein or caused by such Holder's failure to deliver to such Holder's immediate purchaser a copy of the registration statement or Prospectus or any amendments or supplements thereto (if the same was required by applicable law to be so delivered) after the Company has furnished such Holder with a sufficient number of copies of the same; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders and the liability of each such Holder shall be in proportion to and limited to the net amount received by such Holder from the sale of Registrable Securities pursuant to such registration statement.

        7.3    Notice of Claim.    Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party there may be one or more legal or equitable defenses available to such indemnified party which are in addition to or may conflict with those available to another indemnified party with respect to such claim. Failure to give prompt written notice shall not release the indemnifying party from its obligations hereunder.

        7.4    Survival of Indemnification.    The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities.

        7.5    Contribution.    If the indemnification provided for in or pursuant to this Article VII is due in accordance with the terms hereof, but is held by a court to be unavailable or unenforceable in respect of any losses, claims, damages, liabilities or expenses referred to herein, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified Person as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which result in such losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of the indemnifying party on the one hand and of the indemnified Person on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, and by such party's relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. In no event shall the liability of any selling Holder be greater in amount than the amount of net proceeds received by such Holder upon such sale or the amount for which such indemnifying party would have been obligated to pay by way of indemnification if the indemnification provided for under Section 7.1 or 7.2 hereof had been available under the circumstances.

ARTICLE VIII

PARTICIPATION IN UNDERWRITTEN REGISTRATIONS

        8.1    Participation in Underwritten Registrations.    No Person may participate in any Registration hereunder which is underwritten unless such Person (a) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by the Company and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

ARTICLE IX

REPORTS UNDER THE SECURITIES LAWS

        9.1    Reports Under the Securities Laws.    With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the Commission that may at any time permit a Holder to sell securities of the Company to the public without Registration, the Company agrees to:

          (a)   File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

          (b)   Furnish to any holder so long as the Holder owns any of the Registrable Securities forthwith upon request a written statement by the Company that it has complied with the reporting requirements of the Securities Act and the Exchange Act.

ARTICLE X

TRANSFER OF REGISTRATION RIGHTS

        10.1    Transfer of Registration Rights.    Provided that the Company is given prompt written notice by a Holder of any transfer of Registrable Securities by such Holder stating the name and address of the transferee of such Registrable Securities and identifying the securities with respect to which the rights under this Agreement are being assigned and such transferee agrees in writing to be bound by the terms and conditions of this Agreement, the rights of the Holder under this Agreement may be transferred in whole or in part at any time to any such transferee, so long as such transfer of securities is in accordance with all applicable state and federal securities laws and regulations. The Company shall be responsible for the Registration Expenses of any transferee or assignee pursuant to this Section 10.1 to the same extent as the original transferor.

ARTICLE XI

INFORMATION BY HOLDERS OF REGISTRABLE SECURITIES

        11.1    Reporting of Sales.    Each Holder shall report to the Company sales made pursuant to any Registration of such Registrable Securities.

ARTICLE XII

MISCELLANEOUS

        12.1    Notices.    Any notice, demand, offer, or other instrument required or permitted to be given pursuant to this Agreement shall be in writing signed by the party giving such notice and shall, to the extent reasonably practicable, be sent by telecopy (with confirmation of receipt), and if not reasonably practicable to send by telecopy, then by hand delivery, overnight courier or certified mail (return receipt requested), to the other parties at the addresses set forth below:

        If to the Company:

  CF Industries Holdings, Inc.
  One Salem Lake Drive
  Long Grove, IL 60047
  Attention: General Counsel
  Facsimile:

        If to a Stockholder, to the address(es) set forth on the counterpart signature pages of this Agreement signed by such Stockholder.

        If to a transferee Holder, to the address of such Holder set forth in the transfer documentation provided to the Company;

        Each party may change the place to which notice shall be sent or delivered or specify one additional address to which copies of notices may be sent, in either case by similar notice sent or delivered in like manner to the other parties. Without limiting any other means by which a party may be able to prove that a notice has been received by the other party, a notice shall be deemed to be duly received: (a) if sent by hand or overnight courier, the date when duly delivered at the address of the recipient; (b) if sent by certified mail, the date of the return receipt; or (c) if sent by telecopy, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the telecopy was sent indicating that the telecopy was sent in its entirety to the recipient's telecopy number.

        12.2    Captions.    Titles or captions of Sections or Articles contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

        12.3    Amendment.    The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given without the prior written consent of the Holders of a majority of the Registrable Securities;

provided, however, that without a Holder's written consent no such amendment, modification, supplement or waiver shall affect adversely such Holder's rights hereunder in a discriminatory manner inconsistent with its adverse effects on rights of other Holders hereunder (other than as reflected by the different number of shares held by such Holder); provided, further, that the consent or agreement of the Company shall be required with regard to any termination, amendment, modification or supplement of, or waivers or consents to departures from, the terms hereof, which affect the Company's obligations hereunder.

        12.4    Waiver.    Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or as a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

        12.5    Survival.    The several indemnities, agreements, representations, warranties and each other provision set forth in this Agreement and made pursuant hereto shall remain in full force and effect regardless of any investigation (or statement as to the results thereof) made by or on behalf of any party, any director or officer of such party, or any controlling person of any of the foregoing, and shall survive the transfer of any Registrable Securities, and the indemnification and contribution provisions set forth in Article VII shall survive termination of this Agreement.

        12.6    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

        12.7    Entire Agreement; Assignment.    This Agreement and any agreement, document or schedule attached hereto or thereto or referred to herein or therein, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, of the parties with respect to the subject matter hereof. Any oral representations or modifications concerning this instrument shall be of no force or effect unless contained in a subsequent written modification signed by the party to be charged. The registration rights of any Holder under this Agreement with respect to any Registrable Securities may be transferred and assigned in accordance with this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns.

        12.8    Severability.    If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in full force and effect, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon any such determination that any provision of this Agreement is invalid or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

        12.9    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

        12.10    Consent to Jurisdiction.    Without limiting the provisions of Article VII hereof, the parties agree that any legal proceeding by or against any party or with respect to or arising out of this Agreement may be brought in or removed to the United States District Court for the State of Delaware or in any Delaware state court, as the party or parties instituting such legal action or proceeding may elect. By execution and delivery of this Agreement, each party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom. The parties irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified airmail, postage prepaid, to such parties at the addresses specified in Section 12.1. Any such service of process shall be effective five (5) business days after mailing, or, if hand delivered, upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by applicable law. The parties hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process, (b) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (c) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party is entitled pursuant to any final judgment of any court having jurisdiction.

[Signature Page Follows]

* * * * *

        IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first written above.

CF INDUSTRIES HOLDINGS, INC.
By:
Name:
Title:

[Name of Stockholders (including addresses)]

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  Exhibit 4.3
REGISTRATION RIGHTS AGREEMENT
ARTICLE I DEFINITIONS
ARTICLE II DEMAND REGISTRATIONS
ARTICLE III PIGGYBACK REGISTRATIONS
ARTICLE IV LOCK UP AGREEMENTS
ARTICLE V REGISTRATION PROCEDURES
ARTICLE VI REGISTRATION EXPENSES
ARTICLE VII INDEMNIFICATION
ARTICLE VIII PARTICIPATION IN UNDERWRITTEN REGISTRATIONS
ARTICLE IX REPORTS UNDER THE SECURITIES LAWS
ARTICLE X TRANSFER OF REGISTRATION RIGHTS
ARTICLE XI INFORMATION BY HOLDERS OF REGISTRABLE SECURITIES
ARTICLE XII MISCELLANEOUS